Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TESORO CORPORATION

Tesoro Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The name of this corporation is Tesoro Corporation, and this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on December 26, 1968 under the name TSO Corp.

2. The Board of Directors of this corporation duly adopted resolutions proposing to restate the Second Restated Certificate of Incorporation of this corporation, filed on June 30, 1978 by the corporation under the name Tesoro Petroleum Corporation.

3. This Third Restated Certificate of Incorporation was duly adopted by the directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. It only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Third Restated Certificate of Incorporation.

RESOLVED, that the Certificate of Incorporation of this corporation be restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Tesoro Corporation (hereinafter called the “Corporation”).

ARTICLE II

The registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The registered agent of the Corporation within the State of Delaware is Corporation Service Company, the business office of which is identical with the registered office of the Corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) The total number of share of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Five Million (205,000,000) shares, of which Two Hundred Million (200,000,000) shares will be Common Stock, par value $0.16 2/3 per share, and Five Million (5,000,000) shares will be Preferred Stock with no par value.

(B)	Statement of Preferences, Limitations and Relative Rights in Respect of Shares of Preferred Stock and Authority of Board of Directors to Fix Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Thereof Not Fixed Hereby.

Shares of Preferred Stock may be issued from time to time in one or more series, as may be determined from time to time by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C)	Statement of Limitations, Relative Rights and Powers in Respect to Common Stock.

Subject to any rights and privileges granted to the holders of Preferred Stock by resolution of the Board of Directors pursuant to the provisions of Section (B) of this Article IV, the holders of Common Stock shall exercise one vote in respect of each share of stock held by them on all matters voted upon by the stockholders; shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; shall be entitled, upon liquidation or dissolution, to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution ratably in proportion to the number of shares of Common Stock held by them; and shall have such other rights and privileges as may be allowed to them by the laws of the State of Delaware.

(D)	Increase or Decrease of Authorized Stock.

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

ARTICLE V

Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-Laws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the Board of Directors.

ARTICLE VII

(A) Except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than four-fifths of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required:

(1) to adopt any agreement for the merger or consolidation of the Corporation or any subsidiary (as hereinafter defined) with or into any other person (as hereinafter defined),

(2) to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of the Corporation or any subsidiary, or any part of such assets having a then fair market value equal to or greater than 50 per cent of the then fair market value of the total assets of the Corporation or such subsidiary, or

(3) to authorize the issuance or transfer by the Corporation or any subsidiary of any voting securities of the Corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if, in any such case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, the beneficial owner (as hereinafter defined) of 10 per cent or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors.

(B) The provisions of paragraph (A) of this Article shall not apply to any transaction described therein if the Board of Directors by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the Board of Directors voting in favor of such resolution were duly elected and acting members of the Board of Directors prior to the time such other person became the beneficial owner of 10 per cent or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors.

(C) The affirmative vote or consent of the holders of not less than four-fifths of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required for the adoption of any plan for the dissolution of the Corporation if the Board of Directors shall not have, by resolution, recommended to the stockholders the adoption of such plan for dissolution of the Company.

(D) For purposes of this Article,

(1) any specified person shall be deemed to be the “beneficial owner” of shares of stock of the Corporation (a) which such specified person or any of its affiliates or associates (as such terms are hereinafter defined) owns, directly or indirectly, whether of record or not, (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, upon exercise of conversion rights, warrants or options, or otherwise, or (c) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of stock of the Corporation;

(2) a “subsidiary” is any corporation more than 49 per cent of the voting securities of which are owned, directly or indirectly, by the Corporation;

(3) a “person” is any individual, corporation or other entity;

(4) an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person; and

(5) an “associate” of a specified person is (a) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 per cent or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, or (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of such specified person or any corporation which controls or is controlled by such specified person.

(E) For purposes of determining whether a person owns beneficially 10 per cent or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, the outstanding shares of stock of the Corporation shall include shares deemed owned through application of clause (a), (b) or (c) of paragraph (D)(1) above but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

(F) The Board of Directors shall have the power and duty to determine, for purposes of this Article, on the basis of information known to such Board,

(1) the fair market value of any assets of the Corporation or any subsidiary proposed to be disposed of in a transaction of the character referred to in paragraph (A)(2) of this Article, and the fair market value of the total assets of the Corporation or such subsidiary;

(2) whether any person referred to in paragraph (A) of this Article owns beneficially 10 per cent or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; and

(3) whether a proposed transaction is substantially consistent with any memorandum of understanding of the character referred to in paragraph (B) of this Article.

Any such determination shall be conclusive and binding for all purposes of this Article.

(G) No amendment to this Restated Certificate of Incorporation or to the By-Laws shall amend, modify or repeal any or all of the provisions of this Article VII unless adopted by the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors, voting for the purposes of this Article as a single class; provided, however, that in the event the Board of Directors of the Corporation shall by resolution unanimously recommend to the stockholders the adoption of any such amendment, the stockholders of record holding a majority of the outstanding shares of stock of the Corporation entitled to vote in elections of directors may amend, modify or repeal any or all of such provisions.

(H) Notwithstanding the foregoing provision of this Article, this Article shall become null, void and of no further force or effect upon the expiration of the option granted by MetLife Security Insurance Company of Louisiana (“MetLife Louisiana”) to the Corporation to acquire shares of capital stock of the Corporation held by MetLife Louisiana as set forth in the Call Option Agreement dated February 9, 1994, between MetLife Louisiana and the Corporation, other than upon the expiration thereof on account of such option having been exercised in full.

ARTICLE VIII

Notwithstanding the provisions of this Restated Certificate of Incorporation and any provision of the By-Laws of the Corporation, in the absence of approval by 66 2/3% of the independent directors of the Corporation, voting at a meeting duly called for such purpose, of an amendment to the Amended and Restated Memorandum of Understanding dated December 14, 1993 or the Call Option Agreement dated February 9, 1994, each between MetLife Security Insurance Company of Louisiana (“MetLife Louisiana”) and the Corporation, which would be adverse to the Corporation, no such amendment shall be approved, agreed to or executed by the Corporation unless approved by the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote in elections of directors, voting for the purposes of this Article as a single class. For purposes hereof, an independent director shall be any director other than Ray C. Adam, Charles F. Luce, Stewart G. Nagler, James Q. Riordan, William S. Sneath or any person who is an affiliate (within the meaning set forth in Article VII hereof) of MetLife Louisiana

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article shall not adversely affect any right of protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

IN WITNESS WHEREOF, Tesoro Corporation has caused this Third Restated Certificate of Incorporation to be signed in its corporate name by its Executive Vice President, General Counsel and Secretary and its corporate seal to be affixed hereto and attested by its Associate General Counsel-Corporate and Assistant Secretary this 10th day of August, 2012.

TESORO CORPORATION

By	/s/ Charles S. Parrish
Charles S. Parrish Executive Vice President, General Counsel and Secretary

ATTEST:

By	/s/ D. Jeffrey Haffner
D. Jeffrey Haffner Associate General Counsel – Corporate and Assistant Secretary